                                                                      Exhibit 18





                             POST-CLOSING AGREEMENT


        This Post-Closing Agreement (this "Agreement") is made as of May 7, 2002 (the "Effective Date") by and among ACNielsen Corporation, a Delaware corporation with a place of business at 177 Broad Street, Stamford, Connecticut 06901 ("ACNielsen"), NetRatings, Inc., a Delaware corporation with a place of business at 830 Hillview Court, Milpitas, California 95035 ("NRI"), and ACNielsen eRatings.com, a Delaware corporation with its principal place of business at 177 Broad Street, Stamford, Connecticut 06901 (individually, "eRatings" and, collectively with ACNielsen and NRI, the "Parties").

        In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        For the purposes of this Agreement, the following terms shall have the meanings indicated.

        1.1 "ACNielsen Sampling Methodology" shall mean ACNielsen's proprietary analytical and statistical protocols, methodologies for developing universe estimates, sampling methodologies and related methods, processes and technologies for the identification, selection and recruitment of households and Persons within certain specified market, demographic, geographic and other criteria, in each case as the same exist on the Effective Date or as the same may hereafter be improved, enhanced or modified by ACNielsen, including all existing and further derivatives thereof.

        1.2 "Affiliate(s)" shall mean a Person that controls, is controlled by or is under common control with another Person. For purposes of this Agreement, "control" shall mean direct or indirect ownership of more than 50% of the voting interest or income interest in an Entity, or such other relationship as, in fact, constitutes actual control. For purposes of this Agreement, ACNielsen is not considered an Affiliate of NRI and NRI is not considered an Affiliate of ACNielsen.

        1.3 "Applicable Laws" shall mean all foreign, federal, state and local laws, statutes, rules and regulations which have been enacted by a governmental authority and are in force as of the Effective Date or which are enacted by a governmental authority and come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

        1.4 "Consulting Services" shall mean services based on custom or ad hoc analysis of data derived from audience, advertising and viewing activities on the Internet.

        1.5 "E-Commerce Services" shall mean the business of tracking or monitoring purchases, sales and other transactions on the Internet.

        1.6 "Entity" or "Entities" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.

        1.7 "eRatings Territory" shall mean the world except the United States and Canada.

        1.8 "eRatings Trademarks" shall mean the trademarks, logos and trade names of eRatings listed on Exhibit A.

        1.9 "Intellectual Property Rights" shall mean all worldwide right, title and interest of a Person in, to and under any and all: (i) United States or foreign patents and pending patent applications therefore, including the right to file new and additional patent applications based thereon, including provisionals, continuations, continuations-in-part, reissues and reexaminations;
(ii) copyrights; and (iii) trade secrets, know-how, processes, methods, engineering data and technical information.

        1.10 "Internet Service" shall mean the business of tracking or measuring audience, advertising and viewing activities on the Internet, compiling data from such measurement, licensing such data to third parties and selling Consulting Services but shall not include E-Commerce Services other than E-Commerce Services offered by eRatings on October 23, 2001.

        1.11 "Joint Venture Entities" - "Existing Joint Ventures" shall mean Entities with which as of the Effective Date, eRatings has entered into the Operating Agreements set forth on Exhibit B and, "Future Joint Venture Entities" shall mean Entities with which, after the Effective Date, NRI enters into agreements, to assist in providing the Internet Services in the eRatings Territory.

        1.12 "Nielsen Trademark" shall have the meaning set forth in Section 3.1(a).

        1.13 "North America" shall mean and include the United States and Canada.

        1.14 "NRI Territory" shall mean North America.

        1.15 "NRI Trademarks" shall mean the trademarks, logos and trade names of NRI listed on Exhibit A.

        1.16 "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.

        1.17 "Third Party" shall mean, with respect to a Party, any Person that is not an Affiliate of such Party.



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

                                   ARTICLE II

                         ACNIELSEN SAMPLING METHODOLOGY

        2.1 ACNielsen Sampling Methodology ACNielsen hereby grants to NRI a fully-paid up, non-assignable (except as provided in Section 7.2) right to use and sublicense the ACNielsen Sampling Methodology in the eRatings Territory during the term of this Agreement in connection with the Internet Service. During the term of the Agreement, ACNielsen agrees not to provide Internet Service in the eRatings Territory or license the ACNielsen Sampling Methodology in the eRatings Territory to Entities to provide the Internet Service. NRI has the right to sublicense the ACNielsen Sampling Methodology only to NRI's wholly owned subsidiaries and Existing Joint Venture Entities on the same terms and conditions, including specific scope of use as set forth herein for NRI and to Future Joint Venture Entities with the prior written consent of ACNielsen, not to be unreasonably withheld, on the same terms and conditions, including specific scope of use as set forth herein for NRI. ACNielsen shall be a third-party beneficiary of each sublicense by NRI, but solely for the purpose of permitting ACNielsen to enforce the sublicense if NRI fails to do so within a reasonable time. ACNielsen shall be entitled to approve each sublicense to a Future Joint Venture Entity prior to its effectiveness (and shall be deemed to have approved it thirty (30) days after delivery of the sublicense to it if it does not respond to NRI within such time period).

        2.2 Other Technologies. Except for the rights set forth in this Agreement, NRI is not acquiring any rights to any software or other proprietary technologies owned or licensed by ACNielsen or its Affiliates as of the Effective Date or thereafter.

        2.3 Ownership Rights.

                (a) ACNielsen and NRI acknowledge and agree that, as between ACNielsen and eRatings, all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the ACNielsen Sampling Methodology shall be and remain vested in ACNielsen (or its Affiliates).

                (b) ACNielsen shall provide NRI and its authorized personnel (including consultants) with access to the ACNielsen Sampling Methodology, for the uses licensed hereunder, to the limited extent necessary to enable NRI to provide its Internet Service. NRI's access and use rights with respect to the ACNielsen Sampling Methodology shall not apply for any other purpose.

                (c) NRI acknowledges and agrees that the ACNielsen Sampling Methodology constitutes valuable trade secrets of ACNielsen and that the limited use and access rights granted to NRI hereunder shall not be construed as a publication thereof or otherwise be deemed to affect the confidential or trade secret nature of such technology. NRI shall not (and shall ensure that its employees do not) (i) download, decompile, reverse engineer, disassemble or otherwise copy the ACNielsen Sampling Methodology; (ii) resell, rent, lease, loan, sublicense or otherwise distribute or dispose of, or permit or allow the distribution or disposal of, or create derivative works based in whole or in part upon, the ACNielsen Sampling Methodology; (iii) otherwise disclose or permit the use of or access to the ACNielsen Sampling Methodology to or by any other Person; (iv) modify, adapt or translate the ACNielsen Sampling Methodology; or (v) remove any proprietary or copyright legend from any portion of the ACNielsen Sampling Methodology.

                (d) NRI shall take all reasonable steps necessary to ensure that its employees, consultants, strategic alliance partners, subcontractors and agents comply with the restrictions set forth in Section 2.3 (c) above (to the extent that they have been provided access to the ACNielsen Sampling Methodology), which shall include, at a minimum, making ACNielsen a third-party beneficiary of all confidentiality covenants entered into between NRI and any such Persons who obtain access to the ACNielsen Sampling Methodology from NRI. In any event, NRI shall cooperate with ACNielsen in enforcing these agreements against its employees, consultants, strategic alliance partners, subcontractors and agents.

                (e) As between ACNielsen and NRI, its Affiliates, eRatings and the Joint Venture Entities, all right, title and interest in Internet usage data obtained by using the ACNielsen Sampling Methodology shall be owned by NRI or Entities designated by NRI.

                                   ARTICLE III

                               TRADEMARK LICENSES

        3.1 Trademark Licenses.

                (a) NRI License. During the term of this Agreement, ACNielsen hereby grants to NRI, and NRI hereby accepts from ACNielsen, a nonexclusive, nontransferable (except as provided in Section 7.2), royalty-free license, with the limited right to sublicense as provided below, to use the "Nielsen" trademark (the "Nielsen Trademark") in conjunction with the Nielsen//NetRatings cobrand designation (the "Nielsen//NetRatings CBD") in the eRatings Territory in accordance with the terms of this Agreement solely to conduct its Internet Service. During the Term of this Agreement, ACNielsen agrees not to use the Nielsen Trademark to provide the Internet Services in the eRatings Territory, or license the Nielsen Trademark, to Entities to provide Internet Services in the eRatings Territory. NRI has the right to sublicense the Nielsen Trademark only to NRI's wholly owned subsidiaries and Existing Joint Venture Entities on the same terms and conditions, including specific scope of use as set forth herein for NRI and to Future Joint Venture Entities, with the prior written consent of ACNielsen, not to be unreasonably withheld, on the same terms and conditions, including specific scope of use as set forth herein for NRI. ACNielsen shall be a third-party beneficiary of each sublicense by NRI, but solely for the purpose of permitting ACNielsen to enforce the sublicense if NRI fails to do so within a reasonable time. ACNielsen shall be entitled to approve each sublicense to a Future Joint Venture Entity prior to its effectiveness (and shall be deemed to have approved it thirty (30) days after delivery of the sublicense to it if it does not respond to NRI within such time period).

                (b) Permitted Use. NRI agrees to use the Nielsen Trademark in conjunction with the Nielsen//NetRatings CBD only in connection with the conduct of the Internet Service conducted by it (such use being a "Permitted Nielsen//NetRatings CBD Use").

                (c) Quality Control. The nature and quality of the Internet Services supplied in connection with the Nielsen//NetRatings CBD shall conform to the standards of the Internet Service provided by NRI and eRatings on the Effective Date, as modified from time to time by written agreement among the Parties which shall not be unreasonably withheld. NRI will cooperate with ACNielsen in facilitating its monitoring and control of the nature and quality of such services and will supply ACNielsen with specimens of use of the Nielsen//NetRatings CBD, including all advertising, marketing and promotional materials, upon request. In the event that NRI's use of the Nielsen//NetRatings CBD does not comply with such quality standards, NRI shall modify its use of the Nielsen//NetRatings CBD and shall submit corrected specimens of use to ACNielsen within thirty (30) days of notice by ACNielsen.

                (d) Certain Acknowledgments. ACNielsen has the right to grant it a license to use the Nielsen Trademark as part of the Nielsen//NetRatings CBD as provided in this Agreement. Except as prohibited by law, NRI agrees that it will not do anything inconsistent with such limited license, either during the term of this Agreement or thereafter. NRI further agrees that the use of the Nielsen Trademark by it shall inure to the benefit of, and be solely on behalf of, ACNielsen and CZT/ACN Trademarks, L.L.C. NRI acknowledges that its utilization of the Nielsen Trademark as provided herein will not create or confer to it any right, title or interest in any other trademark or service mark of ACNielsen.

                (e) Restrictions on Use. NRI agrees that it will not adopt or use as part or all of any corporate name, trade name, trademark, service mark or certification mark, any trademark or other mark confusingly similar to the Nielsen//NetRatings CBD. NRI shall use the Nielsen//NetRatings CBD so that it creates a separate and distinct impression from any other trademark that may be used by it, except in connection with the Permitted Nielsen//NetRatings CBD Uses pursuant to the standards set forth in Section 3.1(c). NRI agrees that it will not contest any ACNielsen registration or application with respect to the Nielsen Trademark. NRI shall comply with all Applicable Laws pertaining to the proper use and designation of the Nielsen Trademark as part of the Nielsen//NetRatings CBD.

                (f) No Registration of ACNielsen Trademarks. NRI agrees not to apply to register the Nielsen//NetRatings mark or the Nielsen Trademark, or any words or combination of words containing the Nielsen Trademark (including, without limitation, "Nielsen//NetRatings") or any confusingly similar designation, anywhere in the world. If any application for registration is or has been filed by or on behalf of NRI in any country and relates to any mark which, in the reasonable opinion of ACNielsen, is confusingly similar, deceptive or misleading with respect to, or dilutes or in any way materially damages, any of the foregoing trademarks, NRI shall, at ACNielsen's request, promptly abandon all use of such mark and withdraw any registration or application for registration thereof. Nothing in this Section 3.1(f) shall require NRI to abandon or withdraw any of the existing NRI Trademarks listed on Exhibit A.

                (g) No Registration of NRI Trademarks. ACNielsen agrees not to apply to register any of the NRI Trademarks (including, without limitation, "Nielsen/NetRatings") or any confusingly similar designation, anywhere in the world. If any application for registration is or has been filed by or on behalf of ACNielsen, in any country and relates to any mark which, in the reasonable opinion of NRI, is confusingly similar, deceptive or misleading with respect to, or dilutes or in any way materially damages, any of the NRI Trademarks, ACNielsen shall, at NRI's request, abandon all use of such mark and withdraw any registration or application for registration thereof. Nothing in this Section 3.1(g) shall require ACNielsen to abandon or withdraw existing NRI Trademarks.

                (h) Certain Representation and Warranties. ACNielsen has the right to grant to NRI a license to use the Nielsen Trademark as part of the Nielsen//NetRatings CBD as provided in this Agreement, free and clear of any liens, pledges or other encumbrances.

        3.2 Acknowledgments.

                (a) Each Party acknowledges that its respective trademarks will be used under these licenses as part of the combined words "Nielsen//NetRatings" solely within the Permitted Nielsen//NetRatings CBD Uses under the standards set forth in Section 3.1(c). The intent of the Parties is not to create a jointly-owned trademark or service mark with respect to "Nielsen//NetRatings." No Party shall claim any ownership interest in the combined words in "Nielsen//NetRatings," and no Party shall register the combined words "Nielsen//NetRatings" as a trademark in any jurisdiction.

                (b) NRI will cooperate with ACNielsen to develop appropriate references to ACNielsen on the Nielsen//NetRatings WEB Site, and/or any other WEB Sites which may promote the Internet Service.

                (c) ACNielsen acknowledges that eRatings has previously granted licenses to use the Nielsen Trademark as part of the Nielsen//NetRatings CBD outside the United States to certain Existing Joint Venture Entities pursuant to the Operating Agreements set forth on Exhibit B hereto. eRatings may terminate such trademark licenses if NRI enters a license for the Nielsen Trademark with such entities as provided herein.

        3.3 Infringement; Action.

                (a) ACNielsen (together with CZT/ACN Trademarks L.L.C.) shall have the sole and exclusive right to commence or prosecute any claims or suits for infringement or any other cause of action or claim for relief for unauthorized use of the Nielsen//NetRatings CBD, insofar as the same relates to the Nielsen Trademark, and to choose counsel in connection with such claim or suit. NRI shall assist ACNielsen (together with CZT/ACN Trademarks L.L.C.) to maintain and protect its rights in the Nielsen//NetRatings CBD, insofar as the same relates to the Nielsen Trademark. ACNielsen shall bear the cost of the attorneys' fees, costs and expenses in connection with such claim or suit. NRI shall notify ACNielsen in writing of any infringements or unauthorized uses of the Nielsen//NetRatings CBD, insofar as the same relates to the Nielsen Trademark, that may come to its attention, and ACNielsen (together with CZT/ACN Trademarks L.L.C.) shall have the sole and exclusive right to determine in its discretion whether any action shall be taken on account of such infringements or unauthorized uses.

                (b) The Parties shall cooperate with each other in connection with the commencement and prosecution of any claims or suits for infringement or any other cause of action or claim for relief for unauthorized use of the Nielsen//NetRatings CBD.

                                   ARTICLE IV

                                   TERMINATION

        4.1 Termination. This Agreement shall terminate if ACNielsen's and its Affiliates' (as of the Effective Date) direct or indirect ownership of the issued and outstanding shares of common stock is less than 5% of all the issued and outstanding shares of common stock of NRI. In addition this Agreement may be terminated at any time (a) by the mutual written consent of the Parties or (b) by any Party upon a material breach by any other Party, which breach remains uncured for ninety (90) days after written notice thereof. Material breach includes, without limitation, becoming insolvent, making a general assignment for the benefit of creditors, suffering or permitting the appointment of a receiver for its business or assets, becoming subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or having wound up or liquidated, voluntarily or otherwise which action is not dismissed within ninety (90) days.

        4.2 Effect of Termination. Upon the termination of this Agreement (i) NRI's and its sublicensee rights under Articles II and III to the ACNielsen Sampling Methodology and the Nielsen Trademark shall immediately terminate and shall cease all use thereof except for (i) completion of contracts with Joint Venture Entities which are in existence on the effective date, and (ii) customer agreements which are in existence prior to the effective date of termination but for no longer than one year after the effective date of termination, and (iii) the provisions of Section 2.3(e) and Articles V, VI and VII shall survive.

        4.3 Additional Remedies on Termination. In the event of any termination of this Agreement, the Party entitled to terminate shall be entitled to any and all legal and equitable remedies to which it may be entitled under Applicable Law.

                                    ARTICLE V

                               DISPUTE RESOLUTION

        5.1 General Dispute Principles.

                (a) All disputes between or among the Parties under this Agreement shall be settled, if possible, through good faith negotiations between the relevant parties. In the event such disputes cannot be so resolved, such disputes shall be resolved as provided in Section 5.2.

                (b) If any Party is subject to a claim, demand, action or proceeding by a Third Party and is permitted by law or arbitral rules to join another party to such proceeding, this Article V shall not prevent such joinder. This Article V shall also not prevent any Party or any such Affiliate from pursuing any legal action against a Third Party.

        5.2 Arbitration of Other Disputes.

                (a) The Parties shall submit any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach hereof or thereof ("Demand for Arbitration"), to arbitration administered by the American Arbitration Association (" MA ") in

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accordance with its Commercial Arbitration Rules then in effect (collectively,
"AAA Rules") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                (b) The place of arbitration shall be Wilmington, Delaware.

                (c) The Parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the Parties fail to so nominate a sole arbitrator within 30 days from the date when the Demand for Arbitration has been communicated by the initiating Party, the arbitrator shall be appointed by the AAA in accordance with the AAA Rules. For purposes of this Section, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which the Demand for Arbitration has been delivered to the Parties in accordance with this Section 5.2. A hearing on the matter in dispute shall commence within 30 days following selection of the arbitrator, and the decision of the arbitrator shall be rendered no later than 60 days after commencement of such hearing.

                (d) An award rendered in connection with an arbitration pursuant to this Section 5.2 shall be final and binding upon the Parties, and the Parties agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the arbitrator set forth in the award and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

                (e) The Parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims between them with respect to the subject matter of the arbitrated dispute. The Parties hereby waive all in personam jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

                (f) The arbitrator shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching his decision to each Party. The arbitrator shall apportion to each Party all costs (including attorneys' and witness fees, if any) incurred in conducting the arbitration in accordance with what the arbitrator deems just and equitable under the circumstances. Any provisional remedy which would be available to a court of law shall be available from the arbitrator pending arbitration of the dispute. Each Party may make an application to the arbitrator seeking injunctive or other interim relief, and the arbitrator may take whatever interim measures he deems necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall only have the authority to award any remedy or relief (except ex parte relief) that a court of the State of Delaware could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages.

                (g) Each Party may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to

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which the application may be entitled may be rendered ineffectual without provisional relief. The Parties may also commence legal action in lieu of any arbitration under this Section 5.2 in connection with any Third Party litigation proceedings.

                (h) For purposes of any suit, action or legal proceeding permitted under this Article V, each Party (i) hereby irrevocably submits itself to and consents to the non-exclusive jurisdiction of the courts of the State of Delaware or, if it has or can require jurisdiction, United States District Court for Delaware for the purposes of any suit, action or legal proceeding in connection with this Agreement including to enforce an arbitral resolution, settlement, order or award made pursuant to this Agreement (including pursuant to the U.S. Arbitration Act or otherwise), and (ii) to the extent permitted by Applicable Law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or legal proceeding pending in such event, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or legal proceeding is brought in an inconvenient forum or that the venue of the suit, action or legal proceeding is improper. Each Party hereby agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the courts of the State of Delaware or, if it has or can require jurisdiction, the United States District Court for Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

                                   ARTICLE VI

                                 CONFIDENTIALITY

        6.1 Confidential Information. For the purposes of this Agreement, "Confidential Information" shall mean any information delivered by one Party ("Disclosing Party") to the other party ("Receiving Party") which the Receiving Party knows or has reason to know is considered confidential by the Disclosing Party. The ACNielsen Sampling Methodology shall be deemed to be "Confidential Information", subject to the provisions of Section 6.2 below. The Receiving Party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect the Receiving Party's own confidential information, but in no event less than reasonable care. Except as provided below, the Receiving Party agrees to treat the Confidential Information as confidential and shall not disclose the Confidential Information to any Person or Entity without the Disclosing Party's prior written consent. The Receiving Party may only disclose the Confidential Information to the Receiving Party's employees or contractors who reasonably require access to such Confidential Information to perform obligations under this Agreement or as required by law or legal process. The Receiving Party shall take all appropriate steps to ensure that its employees and contractors who are permitted access to the Confidential Information agree to act in accordance with the obligations of confidentiality imposed by this Agreement. Should the Receiving Party be faced with legal action to disclose Confidential Information received under this Agreement, the Receiving Party shall promptly notify the Disclosing Party and, upon the Disclosing Party's request, shall reasonably cooperate with the Disclosing Party in contesting such disclosures. The obligations imposed by this Article VII shall survive any termination of this Agreement.

                6.2 Non-Confidential Information. The obligations set forth in
Section 6.1 shall not apply to any particular portion of any Confidential Information that: (i) row or subsequently becomes generally known or available through no act or omission of the Receiving Party; (ii) is known to the Receiving Party at the time of receipt of the same from the Disclosing Party;
(iii) is provided by the Disclosing Party to a Third Party without restriction on disclosure; (iv) is subsequently rightfully provided to the Receiving Party by a Third Party without restriction on disclosure; or (v) is independently developed by the Receiving Party, as can be demonstrated from the Receiving Party's business records and documentation, provided the person or persons developing the same had not had access to the Confidential Information of the Disclosing Party prior to such independent development.

                                   ARTICLE VII

                                  MISCELLANEOUS

        7.1 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to choice of law provisions thereof.

        7.2 Assignment; Successors and Assigns. Except as otherwise provided herein, neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, except in the case of a merger, acquisition, reorganization, consolidation, reincorporation, or sale of all or substantially all of the assets of the Party. Notwithstanding the preceding sentence, NRI may sublicense any of its rights under Articles II and III to one or more other wholly-owned subsidiaries; provided, however, that no such sublicense shall relieve NRI from liability for any of its obligations hereunder. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, assigns and administrators of the Parties to this Agreement.

        7.3 Entire Agreement; Amendment. This Agreement constitutes the full and entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersedes all prior oral and written agreements and understandings among the Parties. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought. This Agreement supercedes the Operating Agreement between NetRatings, Inc., and ACNielsen eRatings.com, dated September 22, 1999.

        7.4 Notices; etc. All notices and other communications hereunder shall be deemed given if given in writing and delivered by hand, prepaid express or courier delivery service or by facsimile transmission or mailed by registered or certified mail (return receipt requested), facsimile or postage fees prepaid, to the Party to receive the same at the respective addresses set forth below (or at such other address as may from time to time be designated by such Party in accordance with this Section 7.4):

               (a)    If to ACNielsen:

                      AC Nielsen Corporation
                      177 Broad Street
                      Stamford, Connecticut 06901
                      Telephone:(203) 961-3320
                      Facsimile:(203) 961-3179
                      Attention:  General Counsel

                      With copies to:

                      Kaye Scholer LLP
                      425 Park Avenue
                      New York, New York 10022-3598
                      Telephone:(212) 836-7061
                      Facsimile:(212) 836-8689
                      Attention:  Emanuel S. Cherney, Esq.

               (b)    If to NRI:

                      NetRatings, Inc.
                      830 Hillview Court
                      Milpitas, California 95035
                      Telephone:(408) 957-0699
                      Facsimile:(408) 957-0487
                      Attention:  President

                      With copies to:

                      Gray Cary Ware & Freidenrich
                      400 Hamilton Avenue
                      Palo Alto, California 94301-1825
                      Telephone:(650) 833-2266
                      Facsimile:(650) 327-3699
                      Attention:  Mark F. Radcliffe, Esq.

               (c)    If to eRatings:

                      ACNielsen eRatings.com
                      Stamford Landing
                      62 Southfield Avenue
                      Stamford, CT 06902
                      Attention:  Chuck Cunningham
                      Fax:   (203) 602-4500
                      Tel:   (203) 602-4506

                      With a copy to:

                      Kaye Scholer LLP
                      425 Park Avenue
                      New York, NY 10022
                      Attention:  Emanuel Cherney, Esq.
                      Fax:   (212) 836-8689
                      Tel:   (212) 836-8000

        All such notices and communications hereunder shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

        7.5 Delays or Omissions. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to a Party, upon any breach or default of the other Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a Party of any breach or default under this Agreement, or any waiver on the part of such Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

        7.6 Expenses. Each of the Parties shall bear all legal, accounting and other transaction expenses incurred by it in connection with the negotiation, execution, delivery and performance of this Agreement.

        7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

        7.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any Party.

        7.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                            ACNIELSEN CORPORATION


                                            By:    /s/ Michael E. Elias
                                            -----------------------------------
                                            Name:  Michael E. Elias
                                            -----------------------------------
                                            Title: Vice President
                                            -----------------------------------


                                            NETRATINGS, INC.


                                            By:    /s/ Todd Sloan
                                            -----------------------------------
                                            Name: Todd Sloan
                                            -----------------------------------
                                            Title: CFO


                                            ACNIELSEN ERATINGS.COM


                                            By:    /s/ Michael E. Elias
                                            -----------------------------------
                                            Name:  Michael E. Elias
                                            -----------------------------------
                                            Title: Vice President
                                            -----------------------------------

                                    Exhibit A

NRI Trademarks

None.



                                      -I-

                                    Exhibit B

                              Operating Agreements

Media Metric
Ibope



                                      -II-